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ENTERPRISE FINANCIAL ANNOUNCES
MANAGEMENT SUCCESSION PLAN FOR BANK SUBSIDIARY

St. Louis, January 5, 2016. Enterprise Financial Services Corp (NASDAQ: EFSC), today announced the plan for management succession at its banking subsidiary, Enterprise Bank & Trust.

Steve Marsh, currently chairman and chief credit officer of the bank will retire as a full time executive and shift his role to non-executive chairman of the bank’s board of directors, effective April 30, 2016. He will also continue to serve on the board’s credit committee.

Marsh’s role as chief credit officer will be assumed by Doug Bauche, currently president of the bank’s St. Louis commercial banking region. In his new position, Bauche will manage loan underwriting and credit approval processes and report to Scott Goodman, president of the bank.

In a related move, Jeremy Jameson, senior vice president, loan review, will assume a new position as director of credit policy and administration for Enterprise Financial Services Corp., also effective April 30. Jameson will report to Peter Benoist, EFSC president and CEO. Ralph Hultin, vice president, will manage the bank’s loan review function, reporting to Jameson.

“Steve has been a driving force at Enterprise since the day he joined, shaping and shepherding our highly successful credit culture,” said Benoist, “He’s one of the preeminent commercial bankers in our industry and I’m very pleased that he’ll continue to impact our company as chairman of the bank.” Benoist added, “We’re fortunate to have talented executives like Doug, Jeremy and Ralph on board to effect this management transition seamlessly.”

Marsh commented, “I’m proud of what we’ve accomplished at Enterprise and look forward to contributing in a new role. And I’m proud of how our team has grown and developed, making this transition possible. Enterprise has emerged as a leading regional bank and I believe the time is right to elevate some of these talented bankers to key leadership positions.”

Marsh joined Enterprise in 2003 as head of the company’s largest banking unit. He was named president of the bank in 2006 and chairman and CEO in 2008. Marsh formerly served as president of the former Southwest Bank in St. Louis, now part of BMO Harris Bank. He has a BA in economics from Creighton University and an MBA from Saint Louis University.

Bauche has been with Enterprise since 2000. He has served as unit president, St. Charles County regional president and currently as president of the bank’s St. Louis area region. Previously, he served in senior commercial banking and credit administration roles for the former Mercantile Bancorporation. Bauche has a BS in finance from Missouri State University.

Jameson joined the company in 2013 as head of loan review. Prior to Enterprise, he served in a series of increasingly responsible credit policy and administration positions at Community and Southern Bank in Atlanta. Jameson is a graduate of Iowa State University and the Graduate School of Banking at LSU.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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